UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 9, 2014

Dorman Products, Inc.

(Exact name of Registrant as Specified in Charter)

Pennsylvania	000-18914	23-2078856
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 East Walnut Street, Colmar, Pennsylvania	18915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 997-1800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 9, 2014, the Board of Directors of Dorman Products, Inc. (the “Company”) increased the size of the Board from five to six directors and appointed Mathias J. Barton to fill the newly created directorship effective immediately. Mr. Barton will serve as a director of the Company until the expiration of his term on the date of the Company’s annual meeting of shareholders in 2014 and until his successor is elected and qualified, except in the event of his earlier death, resignation or removal. Mr. Barton is expected to stand for re-election as director at the annual meeting of shareholders in 2014.

Mr. Barton, 54, currently serves as the Company’s President, a position he has held since February, 2011. Mr. Barton joined the Company in November 1999 as Chief Financial Officer. Prior to joining the Company, Mr. Barton served as Senior Vice President and Chief Financial Officer of Central Sprinkler Corporation, a manufacturer and distributor of automatic fire sprinklers, valves, and component parts. From May 1989 to September 1998, he was employed by Rapidforms, Inc., most recently as Executive Vice President and Chief Financial Officer. Mr. Barton holds a Bachelor of Business Administration degree in Accounting from Temple University.

Mr. Barton has no arrangement or understanding with any persons pursuant to which he was appointed to serve as a director. Mr. Barton does not have any family relationships with any officer or director of the Company. Further, Mr. Barton has not been involved in any related transactions or relationships with the Company as defined in Item 404(a) of Regulation S-K. As Mr. Barton also serves as an executive officer of the Company, he will not receive compensation for his services as a director. Mr. Barton is also not expected to serve on any standing committees of the Board.

Item 7.01.	Regulation FD.

On January 9, 2014, the Company issued a press release announcing the appointment of Mr. Barton to the Board of Directors. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release dated January 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORMAN PRODUCTS, INC.

Date: January 9, 2014	By:	/s/ Matthew Kohnke
		Name:	Matthew Kohnke
		Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release dated January 9, 2014.